Exhibit 4.1

Confidential portions of this document have been omitted

pursuant to a request for confidential treatment

PRIVATE & CONFIDENTIAL

THIS AGREEMENT is made as of the 6th day of October 2005

PROJECT AGREEMENT

FOR THE FINANCING, DESIGN, CONSTRUCTION

AND OPERATION OF KOWLOON SOUTHERN LINK

between

THE PERMANENT SECRETARY FOR THE ENVIRONMENT, TRANSPORT AND

WORKS (TRANSPORT)

for and on behalf of

GOVERNMENT OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION

and

KOWLOON-CANTON RAILWAY CORPORATION

TABLE OF CONTENTS

Clause		Page
	PART I
	INTERPRETATION

1.	Interpretation	1

	PART II
	FINANCING OF KOWLOON SOUTHERN LINK

2.	Financial Undertakings	6
3.	The Corporation’s Funds	6
4.	Commercial Debt	6
5.	Not Used	6

	PART III
	PROPERTY DEVELOPMENTS

6.	Kowloon Southern Link Property Developments	7
7.	Grant of Property Development Rights	7
8.	Management of Property Development Sites	8
9.	Not Used	8

	PART IV
	KOWLOON SOUTHERN LINK WORKS, PLANNING, DESIGN AND CONSTRUCTION

10.	General	9
11.	Kowloon Southern Link Works	9
12.	Planning and Design	11
13.	Corporation’s Skill & Care Warranty	11
14.	Government’s Obligation	12
15.	Insurance	12
16.	Entrusted Works	12
17.	Construction Safety	13
18.	Allowances for Future Extensions	13

	PART V
	PROGRAMME AND PROGRESS

19.	Baseline Programme	14

	PART VI
	OPERATION AND MAINTENANCE

20.	Operation and Maintenance	15

	PART VII
	LAND

21.	Land Acquisition	16
22.	Land for Railway Construction	17
23.	Land for Operational Railway	17
24.	Not Used	17

	PART VIII
	ENVIRONMENTAL PROTECTION

25.	Environmental Protection	18

	PART IX
	TRANSPORT

26.	Co-ordination and Use of Kowloon Southern Link	19
27.	Transport Interchanges	19

	PART X
	PROJECT MONITORING AND ACCOUNTS

28.	Reports to Government	20
29.	Accounts, Records and Information	20

	PART XI
	MISCELLANEOUS

30.	Utility Services	21
31.	The Ordinance	21
32.	Invalidity	21
33.	No Partnership	21
34.	Further Assurance	21
35.	Amendments	22
36.	Waiver	22
37.	Conflict	22
38.	Payments	22
39.	Confidentiality	23
40.	Notices	23
41.	Governing Law and Jurisdiction	23
42.	Dispute Resolution	24

SIGNATURE PAGE		25

APPENDIX 1

Kowloon Southern Link Works

APPENDIX 2

Summary of the Baseline Programme

APPENDIX 3

Capital Cost Estimate

APPENDIX 4

Ground Borne Noise and Vibration Control for the Hong Kong Cultural Centre and Hong Kong Space Museum along Salisbury Road

THIS AGREEMENT is made the              day of              2005

BETWEEN

(1)	THE PERMANENT SECRETARY FOR THE ENVIRONMENT, TRANSPORT AND WORKS (TRANSPORT) for and on behalf of GOVERNMENT OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION (“Government”); and

(2)	KOWLOON-CANTON RAILWAY CORPORATION, a public authority established by Section 3 of the Kowloon-Canton Railway Corporation Ordinance (Cap. 372), having its principal place of business at KCRC House, 9 Lok King Street, Fo Tan, New Territories, Hong Kong (the “Corporation”).

WHEREAS

Government and the Corporation have agreed to enter into this Agreement to provide for the financing, design, construction and operation of the Kowloon Southern Link and related services and facilities.

NOW IT IS HEREBY AGREED as follows:

PART I

INTERPRETATION

1.	Interpretation

1.1	In this Agreement (including the Recitals and Appendices), except where the context otherwise requires, the following terms and expressions shall have the following meanings:-

“Baseline Programme” means the programme defining the Kowloon Southern Link Works to be executed and the timing and sequence required to effect the completion of KSL, as may be amended from time to time in accordance with the provisions of Clause 19.

“Business Day” means a day (excluding Saturdays) on which the banks in Hong Kong are open for business.

“Capital Cost” means the aggregate of the costs which are payable by the Corporation for feasibility studies, technical studies, land acquisition and related costs (including (i) any amount payable to Government as rent and other fees for the Works Areas and (ii) all costs and amounts referred to in Clause 21), design, engineering, procurement, construction, testing, commissioning and completion of the Railway Construction Works and the RRIW.

“Capital Cost Estimate” means the estimate by the Corporation of the Capital Cost as set out in Appendix 3.

“Commercial Operations” means the operation of the KSL on a revenue earning basis providing scheduled transport for the public as the context requires excluding fare paying trips in the course of “Testing and Commissioning” where members of the public are allowed to travel on trains for a fare payment before the KSL is officially opened for business.

“Construction Contract” means any contract for Kowloon Southern Link Works entered into by the Corporation or by Government to give effect to the obligations of the parties in connection with the KSL, including for the avoidance of doubt, supply contracts for rolling stock and other items of movable plant and equipment and testing and commissioning procedures in respect of the operation of KSL.

“Construction Contractor” means any person which has entered into a Construction Contract with Government or the Corporation, as the case may be, or any successor to or replacement for such person.

“Corporation” means the Kowloon-Canton Railway Corporation established under Section 3 of the Kowloon-Canton Railway Corporation Ordinance (Cap. 372).

“Defects Liability Period” means in relation to any Construction Contract, the period specified as such in the Construction Contract.

“Dollars” and the sign “$” denote the lawful currency of Hong Kong.

“East Rail” shall bear the meaning ascribed to the “Kowloon-Canton Railway” in the Ordinance.

“Entrusted Works” means any item of work which is to be undertaken by the Corporation for and on behalf of Government or vice versa, or by the Corporation for and on behalf of a Public Body or vice versa, and which is to be paid for by the party for whom the work is done.

“Entrustment Agreement” means any agreement between Government and the Corporation, or between the Corporation and a Public Body, in respect of any Entrusted Works.

“Essential Public Infrastructure Works” and “EPIW” mean any item of work associated with KSL described as such in Appendix 1, as may be amended or varied from time to time in accordance with Clause 11.7, which is deemed or to be deemed by Government to be necessary to enable KSL to be opened for Commercial Operations or has a significant interface with any item of Railway Construction Works, the design, construction and finishes of which are to be procured by the Corporation to the satisfaction of Government and following completion of which shall be handed over to Government, and which Government shall own, manage, maintain and control.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Kowloon Southern Link” and “KSL” mean the railway to be constructed by the Corporation pursuant to the scheme for the Kowloon Southern Link authorized in accordance with the provisions of the Railways Ordinance (Cap. 519).

“Kowloon Southern Link Works” means the Railway Construction Works together with either or both of any associated RRIW or EPIW and such additional provisions and works as are required to facilitate any proposed property developments, as detailed in Appendix 1, all as may be amended from time to time in accordance with Clause 11.5.

“Operating Date” means the date on which the KSL commences Commercial Operations.

“Ordinance” means the Kowloon-Canton Railway Corporation Ordinance (Cap. 372 of the Laws of Hong Kong).

“Proposed Development Sites” means any sites where property developments are to be undertaken above, below or adjacent to the West Kowloon Station by the Corporation.

“Public Body” means any bureau or department of Government, any undertaking by or of Government, the Housing Authority and any other public or statutory authority and any successor or replacement of such body.

“Railway Construction Works” means the architectural, civil, structural, electrical and mechanical engineering works, trackwork, telecommunications and other communications systems, signalling and control systems, rolling stock and maintenance equipment necessary for the planning, design, construction, testing, commissioning and operation of KSL, including without limitation the provisions and works as set out in Appendix 1.

“RDSCOM” means the Steering Committee on Railway Development of Government.

“Regulations” means the Kowloon-Canton Railway Corporation Regulations (Cap. 372 sub. leg. A of the Laws of Hong Kong).

“Reprovisioning, Remedial and Improvement Works” and “RRIW” mean the removal and replacement, modification or improvement of existing facilities owned by Public Bodies or any person, body of persons, whether incorporated or not, affected by, or required as a consequence of, the construction of KSL, a non-exhaustive list of which is set out in Appendix 1, as may be amended or varied from time to time in accordance with Clause 11.8, and following completion of which shall be owned, managed, maintained and controlled by such person, body of persons, whether incorporated or not, or Public Bodies as the case may be.

“Scheduled Operating Date” means the date on which the KSL is scheduled to commence Commercial Operations as set out in the Baseline Programme.

“Service Agreement” means the agreement between the Corporation and the Government entitled “The Safety Requirements and Service Standards of West Rail” executed on the 16th of October 2003, as the same may be amended from time to time by the parties.

“Sub-Contractor” means a sub-contractor of any tier or a supplier of goods or services or both employed by a Construction Contractor in connection with the Kowloon Southern Link Works.

“West Kowloon Cultural District” and “WKCD” mean the proposed development at the site zoned for “Other Specified Uses” for “Arts, Cultural, Commercial and Entertainment Uses” on South West Kowloon Outline Zoning Plan No. S/K20/16.

“Works Areas” means land temporarily required by the Corporation or its consultants, agents or contractors to facilitate the construction of KSL.

1.2	Any reference in this Agreement to:

a “day” means a calendar day unless the context otherwise requires;

“grant” shall, where the context so admits, be construed so as to include a grant of land by private treaty, a grant of land or of rights over land by way of vesting pursuant to Section 7A of the Ordinance, a modification of an existing private treaty grant, a surrender of an existing private treaty grant or de-vesting of land pursuant to Sections 7A or 7B of the Ordinance and a re-grant by way of private treaty in respect thereof;

a “month” is a reference to a calendar month; and

a “person” shall be construed as a reference to any person, firm, company, corporation or any association or partnership or joint venture (whether or not having separate legal personality) of two or more of the foregoing.

1.3	Where words and expressions appearing in this Agreement are defined in the Ordinance or the Regulations, they shall have the meanings assigned to them in the Ordinance or the Regulations unless otherwise stated.

1.4	Save where the contrary is indicated, any reference in this Agreement to:

(i)	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented and shall include any document which is supplemental to, is expressed to be collateral with or is entered into pursuant to or in accordance with the terms of this Agreement, or as the case may be, such other agreement or document;

(ii)	a statute or statutory provision or subsidiary legislation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(iii)	a statute shall include any and all subsidiary legislation made under such statute;

(iv)	a “Recital”, “Clause”, “Part”, “Appendix” or a “paragraph” is a reference to a Recital hereto, a Clause hereof, a Part hereof, an Appendix hereto or a paragraph in the Clause or Appendix in which it appears;

(v)	the singular shall include the plural and vice versa; and

(vi)	one gender shall include all genders.

1.5	Clause, Part and Appendix headings are for ease of reference only and do not affect the interpretation of this Agreement.

1.6	Terms defined in any Appendix to this Agreement and not otherwise defined herein shall bear the meaning ascribed to them in such Appendix.

PART II

FINANCING OF KOWLOON SOUTHERN LINK

2.	Financial Undertakings

2.1	The Corporation shall bear and finance the full amount of the Capital Cost and shall from time to time, promptly upon demand of Government, reimburse Government with all costs referred to in Clause 21 which have been incurred.

2.2	The Capital Cost Estimate as at the date of this Agreement which is set out in Appendix 3 (as amended from time to time) is annexed hereto for illustrative purposes only and shall not be binding on either party.

2.3	Government shall co-operate fully with the Corporation in respect of all the Corporation’s reasonable requirements for information and assistance of a non-financial nature, so as to enable the Corporation to finance the completion of KSL.

3.	The Corporation’s Funds

3.1	The Corporation shall apply its internal funds towards meeting the Capital Cost.

3.2	Government shall procure that any approval by the Financial Secretary, which is required to be given to the Corporation in relation to the application of its profits to finance KSL be so given.

4.	Commercial Debt

4.1	The Corporation shall, when it thinks fit after the execution of this Agreement, raise, and shall thereafter maintain, commercial financing to finance the balance of the total cost of works required to complete KSL and commence Commercial Operations which exceeds its internal funds referred to in Clause 3.1.

5.	Not Used

** The confidential portion has been omitted

and filed separately with the Commission

PART III

PROPERTY DEVELOPMENTS

6.	Kowloon Southern Link Property Developments

6.1	Government and the Corporation have agreed that where property developments are to be undertaken at the Proposed Development Sites-

(i)	the Corporation shall undertake such developments in such manner and upon such terms as may be set out in the relevant private treaty grants granted by Government to the Corporation pursuant to Clause 7 and shall provide the necessary planning, design and construction of any property development, and shall enter into joint venture arrangements with developers up to the stage of project completion and disposal; and

(ii)	further arrangements will be made including provision for profits from such property developments to be passed to Government, net of (a) amounts equal to the Corporation’s costs and expenses incurred in respect of such property developments, including but not limited to consultancy fees, legal fees and disbursements and Government costs and charges and interest charges in respect of expenditure upon all such costs expenses and disbursements and any other development-related costs to be provided for in such arrangements together with an on-cost of ** thereon and (b) any other benefits to the Corporation that may be provided for in such arrangements.

7.	Grant of Property Development Rights

7.1	Any property development to be undertaken by the Corporation at the Proposed Development Sites in accordance with Clause 6.1 shall be granted by private treaty, subject to the following conditions:

(i)	such property developments proposed to be undertaken and the principal terms thereof shall, where appropriate, be subject to the approval of the Chief Executive in Council;

(ii)	the development shall be discussed with the Corporation and shall be in such form as may be prescribed by Government and the Town Planning Board;

(iii)	the development shall be subject to grant by private treaty for a term of 50 years in a form and containing such conditions as may be prescribed by Government;

(iv)	in respect of each such development, the Corporation shall pay a premium (which may, at the determination of the Director of Lands, be payable in one lump sum or in portions) to Government to be assessed by the Director of Lands:

(a)	where the premium is required to be paid in one lump sum, at full market value as at the date of such grant of the site; and

(b)	where the premium is required to be paid in portions, (1) in respect of the first portion, at the full market value of the relevant portion of the site as at

** The confidential portion has been omitted

and filed separately with the Commission

the date of grant and (2) in respect of each of the subsequent portions, at the then current full market value of the relevant portion of the site as at such date as may be set out in the Conditions of Grant (as defined in the relevant private treaty grant) in respect of the commencement of construction of the particular phase of the development on that portion;

(v)	the Corporation shall pay an annual rent from the date of the land grant equivalent to ** of the ratable value from time to time of the property which is subject of such land grant; and

(vi)	any other terms and conditions as the Director of Lands may impose.

8.	Management of Property Development Sites

8.1	The private treaty grants to be issued in accordance with Clause 7 shall provide for the Corporation to manage and maintain the completed developments subject to a deed of mutual covenant incorporating a management agreement to be approved by the Director of Lands specifying the responsibilities of the Corporation and subject to the Building Management Ordinance (Cap. 344 of the Laws of Hong Kong).

9.	Not Used

PART IV

KOWLOON SOUTHERN LINK WORKS, PLANNING,

DESIGN AND CONSTRUCTION

10.	General

10.1	The design, construction, completion, testing, commissioning, operation and maintenance of KSL shall reflect the Corporation’s responsibilities and duties under the Ordinance, Service Agreement and this Agreement.

11.	Kowloon Southern Link Works

11.1	The Corporation shall carry out the design, construction, completion, testing and commissioning of the Kowloon Southern Link Works and shall bring into operation, operate and maintain KSL in accordance with this Agreement, any Entrustment Agreement and the Service Agreement.

11.2	The Corporation shall, to the satisfaction of Government, design, construct and complete any EPIW at Government’s cost, subject to the necessary approvals having been obtained in accordance with any or all of the specifications or standards and payment methods agreed with Government prior to any instruction to commence the construction of any relevant EPIW. For the avoidance of doubt, any Public Transport Interchanges to be constructed in conjunction with property development works (if the need for such provision is identified in the future) shall be subject to the terms and Technical Schedules in the relevant private treaty grant governing the specifications and/ or standards as well as ceiling cost.

11.3	Subject to Clause 11.6, the Corporation shall, to the satisfaction of Government or, as appropriate, the relevant Public Body or private owner, design, construct and complete the RRIW at the Corporation’s cost in accordance with specifications and standards agreed with the Government, the relevant Public Body or the private owner, prior to the commencement of the construction of RRIW.

11.4	The Corporation shall, for the Defects Liability Periods specified in the Construction Contracts in respect of the EPIW and the RRIW, remedy any defects in the works for which defects the relevant Construction Contractor is responsible. Prior to the expiry of each Defects Liability Period in respect of the aforesaid Construction Contracts, the Corporation will procure that the relevant Construction Contractor gives a direct collateral warranty to Government, upon reasonable terms and conditions satisfactory to, and agreed with, Government (such agreement not to be unreasonably withheld), on the relevant works from the date of expiry of such Defects Liability Period. The Corporation will also procure that all design consultants employed or engaged in connection with the design of any part of the EPIW and the RRIW give a direct collateral warranty to Government, upon terms and conditions reasonably satisfactory to Government, in respect of the relevant designs.

11.5	Government and the Corporation agree that, subject to Clauses 11.7 and 11.8, the Kowloon Southern Link Works may only be amended in writing signed by both parties.

11.6	The Corporation shall procure the design and construction of any RRIW to the standard and capacity of the facility or facilities being re-provided or remedied as at the date upon which the tenders for the contract containing the relevant RRIW were returned to the Corporation for evaluation (the “tender return date”), or, where the prevailing Government or Public Body’s standard for such facilities would require an increased capacity or improved standard, the Corporation shall undertake such works to such increased capacity or improved standard as prevailed at the tender return date. Should the Government or Public Body require any such facility to be constructed to a greater capacity or to a higher standard than had applied at the tender return date, the Government or the Public Body shall meet the difference in the cost to the Corporation of providing such facility to such improved capacity or higher standard over and above the capacity or standard that applied at the tender return date.

11.7	Government shall consult and agree with the Corporation in relation to any amendment or variation which Government intends to be made to the EPIW in accordance with the relevant Entrustment Agreement.

11.8	Subject to Clauses 11.6 and 11.9, Government shall consult the Corporation in relation to any amendment or addition which Government intends to be made to the RRIW. In the event that the Corporation does not agree with any amendment or addition proposed by Government, it shall notify Government promptly (and, in any event, within 21 days of receipt of the notification from Government) in writing of the difference and the reasons for such difference and Government and the Corporation shall use their respective best endeavours to reach agreement as soon as practicable thereafter. Failing agreement within 21 days of such notification of difference by the Corporation, the Corporation shall implement such amendment or addition required by Government in accordance with its obligations under Clause 11.3. If the Corporation fails to notify Government that it does not agree with an amendment or addition proposed by Government within 21 days of receiving notification of the amendment or addition, it shall implement such amendment or addition required by Government in accordance with its obligations under Clause 11.3.

11.9	In the event that the Corporation considers that any amendment or addition to the RRIW required by Government to be implemented pursuant to Clause 11.8 will entail the amendment of any Construction Contract that has been executed in respect of such RRIW and will result in the Corporation incurring additional costs payable to the relevant Construction Contractor, the Corporation shall advise Government as soon as practicable. The Corporation shall submit, as soon as is practicable, in writing to Government for its consideration a claim setting out the additional costs which it considers might be incurred together with all relevant and supporting details as may reasonably be required by Government and as may reasonably be available to the Corporation to enable Government to make a proper assessment of such claim. Within 60 days after receipt by Government of such claim together with all such relevant and supporting details, Government shall notify the Corporation in writing whether or not the claim is accepted, and whether such acceptance is whole or in part. Government shall certify the amount of costs so accepted. Upon receipt of such certification, the Corporation shall then be entitled to submit the relevant invoices (up to the amount so certified) in respect of such amendment of the relevant Construction Contract to Government. Failing notification of acceptance of such claim within 60 days of submission of relevant supporting details, or where only partial acceptance has been notified, the Corporation shall be entitled to notify a dispute in relation to the matter. In the event of any dispute as to the amount of such additional costs, Government and the Corporation shall use their respective best endeavours to reach agreement as soon as practicable thereafter. Failing agreement within twenty-one days of such notification given by one party to another, the dispute shall be settled in accordance with Clause 42.

11.10	The Corporation shall not, without the prior written consent of Government, amend or agree to amend in any material manner any Construction Contract executed pursuant to the agreement between Government and the Corporation in respect of any RRIW. Any additional costs which result from any amendment to any Construction Contract in respect of any RRIW which derives from a change to such works proposed by the Corporation shall be borne by the Corporation.

12.	Planning and Design

12.1	The design of the KSL shall be based upon the Corporation’s forecast of the potential patronage of the KSL. The Corporation undertakes that, in the course of such forecasting, it will consult and liaise with Government with the intention of agreeing with Government a set of parameters to be applied to the forecasting of the potential patronage of the KSL.

13.	Corporation’s Skill & Care Warranty

13.1	The Corporation warrants that the Kowloon Southern Link Works shall:-

(a)	be designed using all the skill and care of professionally qualified and competent designers experienced in undertaking the design of works of a similar nature and size;

(b)	be constructed using proven up to date good practice and standards available at the date of any Construction Contract which are consistent with the Kowloon Southern Link Works; and

(c)	not contain or incorporate goods or materials generally known to be deleterious or otherwise not in accordance with good engineering practice.

13.2	In addition to Clause 13.1 for EPIW and RRIW, the works shall be designed and constructed to standards required by relevant Government publications and technical circulars.

14.	Government’s Obligation

14.1	Government shall, to the extent necessary to enable the Corporation to carry out the planning, design and construction of KSL, carry out the activities and tasks which it has undertaken pursuant to this Agreement with expedition, and complete such activities and tasks in a timely manner so as to meet the Corporation’s programme objectives.

15.	Insurance

15.1	The Corporation shall at its own cost and expense procure or cause to be procured from reputable insurers contractor’s all risks insurances, third party legal liability insurance and such other insurances as may be required by law to be provided by the Corporation from time to time. Contractors’ all risks insurance, third party legal liability insurance and such other insurances procured or caused to be procured by the Corporation in accordance with this Clause shall in each relevant case (save for Employee’s Compensation Insurance, which it shall not be the obligation of the Corporation to provide under this agreement) be for the benefit of and in the joint names of the Corporation as owner, Government and all Construction Contractors and Sub-Contractors of any tier.

15.2	The Corporation shall at its own cost and expense procure that Construction Contractors and Sub-Contractors which have a significant design responsibility in the execution of their relevant Construction Contracts, and all design consultants employed or engaged in connection with the design of any part of the Kowloon Southern Link Works, effect and maintain with reputable insurers professional indemnity insurance for the period of the Construction Works and for a period of six years from the dates of substantial completion of the relevant EPIW, RRIW and items 1.1e, 1.2 and 1.3 of the Railway Construction Works as listed in Appendix 1. Provided that, to the extent that at any time of placement or renewal in the international insurance market thereof such professional indemnity insurance is not available at commercially reasonable rates, the Corporation may notify Government and shall agree with Government alternative requirements in place of the foregoing requirements of this Clause.

15.3	The Corporation shall use all reasonable endeavours to ensure that no actions shall be taken or omitted or suffer anything to be done or omitted by it or its Construction Contractors, Sub-Contractors of any tier or agents as a result of which any insurance policy or part thereof effected in accordance with this Clause may be avoided, forfeited, revoked or withdrawn.

16.	Entrusted Works

16.1	The respective rights and obligations of the Corporation and Government in relation to the Entrusted Works shall be governed by a separate Entrustment Agreement.

17.	Construction Safety

17.1	The Corporation shall, in the execution of all works undertaken by it under this Agreement, give safety considerations the highest priority. Pursuant thereto, the Corporation shall procure that safety plans and safety audits procedures are incorporated in all of its Construction Contracts and shall include in any report to be provided to the committee referred to in Clause 28 all details of such safety measures employed and their ongoing implementation.

18.	Allowances for Future Extensions

18.1	The Corporation shall, in the design and construction of the KSL, make such allowance as is set out in the Kowloon Southern Link Works to provide for future railway extensions.

PART V

PROGRAMME AND PROGRESS

19.	Baseline Programme

19.1	The Corporation shall prepare the Baseline Programme to demonstrate how the Corporation proposes to execute the Kowloon Southern Link Works up to the Scheduled Operating Date.

19.2	Government shall use reasonable endeavours to make land available to the Corporation for both of the construction and operation of the KSL, and notify the Corporation as soon as is practicable of any change to the timing of the availability of such land. The Corporation shall use reasonable endeavours to minimise the effects of any such change upon the Baseline Programme, and prepare revisions to the Baseline Programme which shall be agreed with Government (such agreement not to be unreasonably withheld).

19.3	The Corporation shall review the Baseline Programme annually and, without prejudice to Clause 19.2, incorporate into the Baseline Programme any changes in the Kowloon Southern Link Works and any changes in the programme and timing of the Kowloon Southern Link Works which have been agreed with Government, the Government’s agreement to such changes shall not be unreasonably withheld.

19.4	The Corporation shall prepare and produce the Baseline Programme to a level of detail agreed with Government using agreed programming logic and computer software specified by the Corporation such that Government may at all times readily monitor the Corporation’s progress in constructing the KSL against the Baseline Programme.

19.5	The Corporation shall use its best endeavours to complete the KSL in accordance with the programme timing set out in the Baseline Programme so as to enable the commencement of Commercial Operations on or before the relevant Scheduled Operating Date.

19.6	Without prejudice to the foregoing provisions of this Clause 19, a summary of the Baseline Programme as at the date of this Agreement is set out in Appendix 2 and may be amended from time to time pursuant to revisions to the Baseline Programme under the foregoing provisions of this Clause.

PART VI

OPERATION AND MAINTENANCE

20.	Operation and Maintenance

20.1	Government and the Corporation agree that KSL shall be owned, operated and maintained by the Corporation for its own account from the Operating Date until the end of the relevant period(s) referred to in Clause 23.1, in accordance with the Ordinance, the Service Agreement and this Agreement, subject to the following:

(i)	the Corporation will neither own, operate nor maintain any of the EPIW or RRIW;

(ii)	the ownership, operation and maintenance of the extension of Middle Road Subway shall be dealt with in Clauses 27.2 and 27.3; and

(iii)	the maintenance of item 1.1(f) of Appendix 1 shall be dealt with in accordance with Annex 1 to Appendix 1 and the Corporation will own, operate and maintain the KSL structures within the WKCD area up to -6mPD or the top level of the tunnel roof slab, whichever is the lower.

20.2	Government and the Corporation shall make such amendments to the Service Agreement as may be necessary in order to take into consideration the KSL.

PART VII

LAND

21.	Land Acquisition

21.1	The Corporation shall bear all of the land acquisition, clearance and related costs of whatsoever nature and howsoever caused arising from the implementation of the Railway Construction Works and the RRIW including, but not limited to, the costs and amounts referred to in Clauses 21.3, 21.4 and 21.5. The Government shall bear all of the land acquisition, clearance and related costs of whatsoever nature and howsoever caused of the EPIW, save and except to the extent any portion of the said costs is incurred as a result of the negligent act or omission of the Corporation, its Construction Contractor or consultant.

21.2	The Corporation acknowledges and agrees that compensation for land resumed for the purpose of either or both of the Railway Construction Works and RRIW will, where appropriate, be assessed in accordance with Government’s relevant policies on compensation and ex-gratia payments current from time to time. Should Government decide to change such policies or rates of compensation and payment for allowances payable on resumption and clearance, and to their respective application to the Railway Construction Works and RRIW, Government shall use its best endeavours to inform the Corporation prior to the implementation thereof, in order to allow the Corporation to assess the potential effects of such changes and to communicate those to the Government.

21.3	The Corporation shall bear all costs, expenses and other amounts that have been, are now or may from time to time be incurred or paid by the Lands Department pursuant to the involvement of the Lands Department in connection with the implementation of the KSL and all property developments to be undertaken by the Corporation pursuant to Part III of this Agreement. Such costs include, but are not limited to, staff costs, accommodation, equipment, office rent, departmental expenses and administrative overheads as determined in accordance with the guidelines set out in the costing manual issued by the Treasury. The Corporation may seek justification from Government with regard to such costs prior to settlement.

21.4	The Corporation shall bear all the costs and expenses of, and carry out, all demolition and clearance and disposal of buildings and structures and the excavation and disposal of either or both of all unsuitable and all surplus materials which may be necessary in order to implement the Railway Construction Works and the RRIW and the Government shall bear all the costs and expenses of all demolition and clearance and disposal of buildings and structures and the excavation and disposal of either or both of all unsuitable and all surplus materials which may be necessary in order to implement the construction of any EPIW.

21.5	Government shall use reasonable endeavours to notify the Corporation of any amendment or change in connection with the cost of making land available, as soon as is practicable.

** The confidential portion has been omitted

and filed separately with the Commission

22.	Land for Railway Construction

Subject to these terms and conditions and in such form, as may be prescribed by the Government, the Corporation may occupy land required for the purpose of the construction of Kowloon Southern Link Works.

23.	Land for Operational Railway

23.1	Subject to:

(i)	the approval of the Chief Executive in Council or where appropriate, the Director of Lands, the Government shall, in respect of land at the Proposed Development Sites that is also required for the operational purposes of KSL issue grants by private treaty of 50 years to the Corporation; and

(ii)	the provisions of the Ordinance, Government shall vest in the Corporation all land or such interests or rights in respect of land as are required for the operational purposes of KSL in accordance with the provisions of the Ordinance for a term of 50 years from the dates of vesting.

23.2	The Corporation shall pay an annual rent in respect of the land or, as the case may be, interests or rights in respect of land referred to in Clause 23.1(ii) from the date of vesting or the relevant Operating Date, whichever is the earlier, equivalent to ** of the rateable value from time to time of such land or, as the case may be, interests or rights in respect of land. Provided that nothing herein shall preclude the Commissioner for Rating and Valuation from choosing an alternative method of assessment of the rateable value.

24.	Not Used

PART VIII

ENVIRONMENTAL PROTECTION

25.	Environmental Protection

25.1	(a) In this Clause, the “Rail Area” means all the land and other interests or rights whether vested in, or granted by private treaty grants to, the Corporation pursuant to Clause 23 (excluding all property developments in respect thereof referred to in Clause 6).

25.1	(b) The Corporation shall, at its own cost, carry out environmental impact assessment studies relating to the design, construction, operation and maintenance of KSL (and where necessary in respect of areas outside the Rail Area provided that such areas are contiguous to and need to be considered environmentally as part of the Rail Area when conducting an environmental study), in accordance with all statutory requirements.

25.2	The Corporation shall implement all mitigation measures, environmental monitoring and audit programmes and all Environmental Impact Assessment Report recommendations pursuant to approved Environmental Impact Assessment Reports in accordance with all Environmental Permits and other statutory requirements in force from time to time including without limitation all environmental legislation and related technical memoranda in force from time to time in Hong Kong.

Ground-Borne Noise and Vibration Control

25.3	The Corporation shall ensure that measures for the control of ground-borne noise and vibration caused by construction works near the Hong Kong Cultural Centre and the Hong Kong Space Museum shall be incorporated into its Construction Contracts for the Kowloon Southern Link Works. Such measures shall be as set out in Appendix 4 to this Agreement. The Corporation shall use its reasonable endeavours to ensure the compliance by its Construction Contractors with these measures during the execution of construction works near the Hong Kong Cultural Centre and the Hong Kong Space Museum. Insofar as Appendix 4 to this Agreement deals with the control of ground-borne noise and vibration caused by the operation of KSL, the Corporation shall use its reasonable endeavours to comply with Appendix 4.

PART IX

TRANSPORT

26.	Co-ordination and use of Kowloon Southern Link

26.1	Government shall, in accordance with its declared policy, encourage use of KSL and shall take all reasonable actions related to such usage to ensure appropriate co-ordination between the various transport modes. Government acknowledges the importance of easy access to the stations serving the KSL and agrees to use reasonable endeavours to plan its road and highway systems and traffic engineering schemes to facilitate reasonable access by the public to West Kowloon Station, Nam Cheong Station and East Tsim Sha Tsiu Station.

27.	Transport Interchanges

27.1	The Corporation shall consult and liaise with all relevant transport operators and Government to establish the function, capacity, layout and details of passenger interchange facilities including, without limitation, public transport interchanges to be designed and constructed as EPIW by the Corporation at West Kowloon Station.

27.2	The Corporation shall design, construct and complete the extension of Middle Road Subway at its own cost and in accordance with the layout, standard and specifications to be agreed with Government. The Government shall own the subway extension upon its substantial completion. Subject to Clause 27.3, this subway extension shall be managed, operated and maintained by the Corporation under entrustments from Government. The Corporation shall establish operation and emergency procedures for the subway extensions. The Corporation shall consult and obtain agreement from the relevant Government Departments and MTR Corporation Limited on the details of the procedures.

27.3	In the event that mutual agreement on the management, operation and maintenance of the subway extensions and the cost thereof has not been reached between Government and the Corporation by 28 February 2009, Government shall be at liberty by notice in writing to entrust such management, operation and maintenance to a third party or to manage, operate and maintain the subway extensions itself.

PART X

PROJECT REPORTING AND ACCOUNTS

28.	Reports to Government

28.1	The Corporation agrees to provide to Government on a monthly basis a report on (i) the engineering progress against programme; and, (ii) the cost of the Kowloon Southern Link Works against budget.

28.2	The Secretary for the Environment, Transport and Works shall appoint a committee to receive the reports referred to in Clause 28.1 and to monitor:-

(i)	the design, construction, completion and financing of KSL;

(ii)	the progress of the design, construction and completion of KSL against the Baseline Programme; and

(iii)	the project costs according to the Capital Cost Estimate.

28.3	The Secretary for the Environment, Transport and Works shall decide the membership and terms of reference of such committee. The Corporation shall co-operate with Government in all aspects of the Government’s monitoring of the design, construction, completion, financing, programme and cost controls of KSL.

29.	Accounts, Records and Information

29.1	The Corporation shall keep proper books and accounts, records and information for the purposes of the design, construction, completion, financing and operation of KSL and shall provide such accounts, records and information to Government forthwith upon request by Government.

29.2	The books and accounts shall include such details as may be necessary to enable the Corporation to furnish the information to Government pursuant to Clause 28 above.

29.3	For the period commencing on the date hereof and ending Two Years following the Operating Date, the Corporation shall prepare its annual report and maintain its accounts such that the separate costs of designing, constructing and financing KSL may be readily identified. Government may request the Corporation to deliver to Government such financial statements, for such periods of time to be specified, which shall have been audited by a certified public accountant or a public accountant registered under the Professional Accountants Ordinance (Cap. 50 of the Laws of Hong Kong).

29.4	The Corporation shall deliver to Government such other information which Government may reasonably require relating to any financial statements delivered pursuant to Clause 29.3.

PART XI

MISCELLANEOUS

30.	Utility Services

30.1	The Corporation agrees that Government shall not be liable to the Corporation for any failure of whatsoever nature to perform or for inadequate or delayed performance by the owner of any gas, electricity, water or telecommunication service apparatus situated on any unleased Government land of any works required to be carried out by such owner pursuant to a notice given to such owner by the Secretary for the Environment, Transport and Works under Section 25(1) of the Railways Ordinance (Cap. 519 of the Laws of Hong Kong).

31.	The Ordinance

31.1	The Ordinance shall not be, or be deemed to be, amended or revoked in any respect by the provisions of this Agreement.

31.2	The Corporation shall comply with the provisions of the Ordinance notwithstanding anything to the contrary in this Agreement. Nothing in this Agreement shall oblige the Corporation to conduct its business in any manner or do any thing which is incompatible with the provisions of the Ordinance.

32.	Invalidity

32.1	If at any time any provision or part of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other part of that provision or any other provision of this Agreement or, in any other jurisdiction, of that provision or part thereof or any other provision of this Agreement.

33.	No Partnership

33.1	Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.

34.	Further Assurance

34.1	Each of the parties agrees that it shall, from time to time on being required to do so by the other party, now or at any time during the subsistence of this Agreement, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to that other party as reasonably considered necessary by it for giving full effect to and the full benefit of the rights, powers and remedies conferred by this Agreement.

35.	Amendments

35.1	Save as otherwise expressly provided in this Agreement, no provision of this Agreement may be amended, waived, discharged or terminated other than (in each case) by an instrument in writing signed by or on behalf of each of the parties hereto.

36.	Waiver

36.1	No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

37.	Conflict

37.1	In the event of any conflict between the provisions of this Agreement and the Appendices hereto, the provisions of this Agreement shall prevail.

37.2	In the event of any conflict between the provisions of this Agreement and any private treaty grants by the Government, the provisions of the private treaty grants shall prevail.

37.3	In the event of any conflict between the provisions of this Agreement and the Ordinance, the provisions of the Ordinance shall prevail.

38.	Payments

38.1	Any and all payments to be made by Government or the Corporation to the other under this Agreement shall be made in Dollars in such manner as specified in this Agreement or as may be otherwise agreed between Government and the Corporation from time to time.

38.2	Subject to the foregoing provisions of this Agreement, if any sum would otherwise become due for payment on a day which is not a Business Day, such sum shall become due on the next succeeding Business Day.

38.3	In the event of failure by either Government or the Corporation to pay any sum on the date on which such sum is expressed to be due hereunder, (whether legally or formally demanded or not), the defaulting party shall unless otherwise agreed, without prejudice to any remedies available to the other party hereunder or at law, or in equity, pay to the other party interest on such sum from the date of such failure up to the date of actual payment (as well after as before judgement) calculated at the rate per annum equal to one per cent (1%) over the best lending rate for Dollars quoted from time to time by The Hongkong and Shanghai Banking Corporation Limited or such other bank as may be agreed from time to time between Government and the Corporation.

38.4	Except as may be otherwise expressly provided herein, every sum payable by Government or the Corporation to the other shall be paid in full without set-off, counterclaim, condition or qualification of any nature and without any deduction or withholding for or on account of any taxes, levies, imposts, duties, charges or fees of any nature including, without limitation, by any provision of the Ordinance.

39.	Confidentiality

39.1	Neither the Government nor the Corporation shall disclose any information of a confidential nature without obtaining the other party’s prior consent.

39.2	If it is uncertain as to whether any information could be disclosed, such information should only be disclosed after consultation with the other party.

40.	Notices

40.1	Any notices, certificates or other communications to Government in connection with this Agreement shall be sent to the Secretary for the Environment, Transport and Works at Murray Building, Garden Road, Central, Hong Kong (facsimile number: 2868 5261), or such other address or fax number, or to such other person, as may be notified by Government to the Corporation in accordance with the provisions of this Clause.

40.2	Any notices, certificates or other communications to the Corporation in connection with this Agreement shall be sent to it at KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories and marked for the attention of the Company Secretary and General Counsel (facsimile number: 2688 0185), or such other address or fax number, as may be notified by the Corporation to Government in accordance with the provisions of this Clause.

40.3	All notices shall be in writing. Any notice delivered personally shall be deemed to have been given at the time of such delivery. Any notice sent by facsimile transmission shall be effective only on receipt. Any notice sent by post shall be deemed to have been given on the third Business Day after posting if correctly addressed and sent by prepaid surface mail within Hong Kong.

40.4	The English language is the ruling language of this Agreement and all correspondence, drawings, dates, certificates, information and notices delivered hereunder shall be in the English language.

41.	Governing Law and Jurisdiction

41.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

41.2	The parties agree that any separate agreement entered into between them referred to or contemplated by this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

42.	Dispute Resolution

42.1	Any disputes or differences between Government and the Corporation occurring during the design, construction or commissioning of KSL or arising under or in connection with this Agreement may be referred to a sub-committee of RDSCOM.

42.2	In the event that such conflict cannot be resolved between Government and the Corporation in conjunction with such sub-committee of RDSCOM, then the conflict shall be referred to RDSCOM for determination and both parties shall be given adequate opportunity to make representations to RDSCOM in writing and/or by personal attendance prior to RDSCOM making its determination.

42.3	The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SIGNATURE PAGE

Government

SIGNED, SEALED and DELIVERED	)
by THE PERMANENT SECRETARY FOR THE	)
ENVIRONMENT, TRANSPORT AND WORKS	)
(TRANSPORT))
for and on behalf of	)
GOVERNMENT OF HONG KONG	)
SPECIAL ADMINISTRATIVE REGION	)
in the presence of:-)

Witness

The Corporation

The Seal of the KOWLOON-CANTON RAILWAY CORPORATION

is hereunto affixed by authority of the Managing Board;

and signed by

Authorised Signature	Authorised Signature

In the presence of

Witness	Witness

Appendix 1

KOWLOON SOUTHERN LINK WORKS

The Kowloon Southern Link Works include the following: -

(subject to Clause 11.5)

1. (A) Railway Construction Works

1.1	All railway works including architectural, civil, structural, electrical and mechanical engineering works, permanent way and traction power, signalling and control systems, telecommunications and other communication systems, automatic revenue collection systems, rolling stock and maintenance equipment necessary for the planning, design, construction, testing and commissioning and operation of the KSL, a twin track electrified railway approximately 3.8 kilometres in length and comprising the following facilities-

(a)	Hung Hom Station, East Tsim Sha Tsui Station and Nam Cheong Station Modifications.

(b)	Railway sections and infrastructure between East Tsim Sha Tsui Station and Nam Cheong Station.

(c)	Ventilation and plant buildings and emergency accesses and egresses between East Tsim Sha Tsui Station and Nam Cheong Station.

(d)	West Kowloon Station.

(e)	Extension of Middle Road Subway and associated works required to connect the Middle Road Subway to existing Government subways.

(f)	Provisions and construction works to facilitate the proposed WKCD development as detailed in Annex 1 to this Appendix.

1.2	Provisions and construction works to facilitate the following:

a)	The connection of West Kowloon Station to the existing footbridge no. 14 at Jordan Road.

b)	The connection of West Kowloon Station to the existing subway systems at Austin Road and Jordan Road.

1.3	The subway connection of the West Kowloon Station across Austin Road over the launching shaft structure to the boundary of the proposed WKCD development.

(B)	Proposed Development Enabling Works

1.4	Subject to Clause 6.1, provisions and works to facilitate any proposed developments to be integrated with the West Kowloon Station.

1

2.	Reprovisioning, Remedial and Improvement Works
(subject to Clause 11.8)

2.1	Reprovisioning and modification of New World Subway No. 1, as per the railway scheme gazetted on 24 June 2005.

2.2	Reprovisioning of Salisbury Garden and fountain area (with associated facilities) of the Hong Kong Space Museum.

2.3	Road (including footpath) reinstatement at Salisbury Road, Canton Road, Austin Road (West), Wui Cheung Road, Jordan Road, Lai Cheung Road, Lin Cheung Road, Cherry Street, Prince Edward Roundabout, Hoi Fai Road and Sham Mong Road.

2.4	Modification of the existing subways at the junction of Austin Road/Canton Road and at the junction of Jordan Road/Canton Road/Ferry Street.

2.5	Diversion and modification of box culvert GC affected by West Kowloon Station.

2.6	Reprovisioning of Footbridge No. 14 at Jordan Road. (If required)

2.7	Alteration of the foundations of footbridge at Cherry Street and footbridge opposite HSBC Centre at Sham Mong Road.

2.8	Reprovisioning of Nam Cheong Park including provision of one additional public toilet and all utilities connections.

2.9	Reprovisioning of public open space outside and surrounding Olympian City II and MTRCL Development Site D in Tai Kok Tsui.

2.10	Reprovisioning of box culverts JR, PS, WR and DS in Yau Ma Tei, and box culvert underneath Lin Cheung Road adjacent to Cherry Street.

2.11	Reprovisioning of sewer tunnel S3 adjacent to MTRCL Development Site D.

2.12	Reprovisioning of a coach parking area near Wui Cheung Road.

2.13	Reprovisioning of the taxi/coach stand outside the Amazon (KIL 10978).

3.	Essential Public Infrastructure Works

3.1	The upgrading of the existing Peking Road and Kowloon Park Drive/Salisbury Road Subways.

2

Kowloon Southern Link Project Agreement

Annex 1 to Appendix 1

KSL Enabling Works and Interface Arrangements for WKCD

Design of KSL Structures within the WKCD Site

(a)	The top level of KSL tunnels within the WKCD Site shall not be higher than –6mPD and any KSL structures above this level shall be removable. KCRC will not be responsible for removal of the KSL structures above –6mPD.

(b)	The design of KSL tunnels and associated structures within the WKCD Site shall allow for possible removal of soil surcharge and KSL diaphragm walls down to –6mPD above the tunnels and possible excavation outside the diaphragm walls for WKCD development.

(c)	The launching shaft structure shall allow loadings from WKCD Development of 105 kPa dead load and 55 kPa live load applied at –1mPD.

Maintenance of KSL Structures within the WKCD Site

(d)	KCRC shall be responsible for maintenance of KSL structures within WKCD Area upto -6mPD or the top level of the tunnel roof slab, whichever is the lower. Maintenance of the KSL tunnels and foundations shall be carried out from within the KSL tunnels. KCRC shall not be responsible for the maintenance of any remaining parts of the KSL structures above the tunnel roof level which are left in place.

Appendix 2

[Chart]

** The confidential portion has been omitted

and filed separately with the Commission

Appendix 3

CAPITAL COST ESTIMATE

Estimated Cost $ Million (Money of the Day)
West Kowloon Station, alignment and associated works	**
Extension of Middle Road Subway	**
Rolling stock	**
Other costs (insurance, other consultants and pre-operating)	**
Contingency	**

Sub-Total Capital Cost Estimate	**

Reprovisioning, Remedial and Improvement Works	**
Land acquisition and related costs	**

TOTAL CAPITAL COST ESTIMATE	8,303

Appendix 4

GROUND-BORNE NOISE & VIBRATION CONTROL FOR

THE HONG KONG CULTURAL CENTRE AND HONG KONG

SPACE MUSEUM ALONG SALISBURY ROAD

Preamble

1.	The Corporation and the Government have agreed that the construction and operation of the Kowloon Southern Link (“KSL”) shall have no adverse impact upon the Hong Kong Cultural Centre (“HKCC”) and the Hong Kong Space Museum (“HKSM”), presently managed by the Leisure and Cultural Services Department (“LCSD”) of the Government.

2.	This Appendix is to be read in conjunction with the letter (Ref. (88) in LCSD HKCC 01/01/1 (11) (C)) dated 30 August 2004, from the LCSD to the Corporation, (“Enclosure 1”) setting out the arrangements agreed between the Corporation and the Government to enable the construction of the KSL with minimum noise impact upon the HKCC. In the event of any inconsistency between Enclosure 1 and this Appendix 4, this Appendix 4 shall prevail.

3.	The fundamental principle agreed between the Government and the Corporation is that the Corporation shall exercise its reasonable endeavours during the construction and operation of the KSL to limit the levels of noise created by the Corporation’s construction and operational activities, whether transmitted by ground vibration or otherwise, such that they do not exceed the ranges of ambient noise levels set out as Control Criteria in the Table in this Appendix 4 and in Enclosure 1 and the Control Criteria for vibration to be established in paragraph 6 below.

Control Criteria & Regimes

(i)	Ground-borne Noise Controls

4.	Otherwise than during the windows of time agreed between the Corporation and the Government to allow for the conduct of the noisy operations associated with the construction of the KSL, as set out in Enclosure 1, the Corporation is to use its reasonable endeavours to minimize the ground-borne noise from the construction and operation of the KSL with the objective that such noise does not exceed the range of ambient noise levels set out as Control Criteria in the Table below. The Government and the Corporation concur that there are external factors, outside the control of the Corporation, that do and will continue to cause ground-borne noise to the HKCC and the HKSM, however, the Corporation shall make reasonable endeavours to ensure that the construction and operation of the KSL will cause no adverse impact to these facilities. The agreed arrangements as set out in Enclosure 1 shall be the basic framework to provide for the control over and facilitation of mitigation measures for the HKCC during the construction of the KSL.

5.	The Table below sets out the initial ranges of ambient noise present in the HKCC and the HKSM as agreed between the Corporation and the Government to be the initial Control Criteria for the purposes of this Appendix 4:

The Table of Control Criteria

Venues	Construction	Operation
HKCC:

Concert Hall	26-28 dB(A)	21-24 dB(A)
Grand Theatre	24-35 dB(A)	21-30 dB(A)
Studio Theatre	30-31 dB(A)	25-26 dB(A)

(Notes: (i) For the HKCC, initial Control Criteria during construction and operational stages are based upon air-conditioning on and off respectively. (ii) The specific values of Control Criteria at different locations within the facility are indicated in the location maps of the facility appended as Enclosure 2.)

HKSM:

Planetarium (with air-conditioning on)	36-38 dB(A)	36-38 dB(A)
Recording Room (with air-conditioning off)	22-27 dB(A)	22-27 dB(A)

(Note: For the HKSM, the Planetarium will always be in service under air-conditioning on and the Recording Room under air-conditioning off.)

(ii)	Vibration Control

6.	An acceptable measure of tolerance to determine what shall constitute adverse impacts of vibration from the construction and operation of the KSL to the HKSM shall be agreed by the Government. The vibration control requirements in this Appendix do not apply to the HKCC.

(iii)	Regular Updates of Control Criteria and Limits for Ground-borne Noise and Vibration

7.	The Corporation shall, at its own expense, make regular measurements of the ambient noise and vibration levels existing within the agreed sensitive locations of the HKCC and the HKSM. The measurements shall be conducted at regular intervals, not exceeding six months, during the construction of the KSL and during its first two years of operation. The objective of such measurements shall be to monitor the development of noise and vibration in the agreed sensitive locations and to make appropriate updates to the Control Criteria set out in the Table above for ground-borne noise to enable the “no adverse impact” target to be met. The Government shall facilitate the Corporation’s measurements pursuant hereto, and shall use its best endeavours to ensure that such measurements can be made at times and in ways that will not result in any loss of revenue to the LCSD, provided always that, if there is any genuine revenue loss to the LCSD in making the measurements, such loss shall be borne by the Corporation.

Measurements at Hong Kong Space Museum

(i)	Ground-borne Noise Measurement

8.	The Corporation shall, at its own cost, set up noise measuring systems at the Space Theatre and Recording Room before the commencement of construction stage to perform noise measurements, as discussed and agreed between the Corporation and the LCSD. The Corporation shall together with the LCSD’s representative undertake continuous measurements of or (with the consent of the LCSD, such consent not to be unreasonably withheld) regular measurements of ground-borne noise and check if the construction and operation of the KSL will cause any adverse impact on the HKSM.

(ii)	Vibration Measurement

9.	The Corporation shall, at its own cost, set up vibration measuring systems at the Space Theatre, Omnimax Projection Room and Hoist Room before the commencement of construction stage to perform vibration measurements, as discussed and agreed between the Corporation and the LCSD. The Corporation shall together with the LCSD’s representative undertake continuous measurements of or (with the consent of the LCSD, such consent not to be unreasonably withheld) regular measurements of vibration and check if the construction and operation of the KSL will cause any adverse impact on the HKSM.

General Provisions

10.	Communication Channels. The Corporation shall establish communication channels between itself, the LCSD and the Corporation’s Construction Contractor. The Corporation shall liaise with personnel nominated by LCSD for the purpose, regarding the programming of the KSL works, with a view to avoiding or minimizing noise and vibration within the HKCC and the HKSM during the construction of the KSL works.

11.	Settlement. The Corporation shall monitor settlement of the ground surrounding the HKCC and the HKSM and shall develop appropriate Alert, Alarm and Action levels and procedures to deal with any settlement outside of acceptable levels agreed with the Government.

12.	Construction Stage. A “noise control procedure” shall be established by the Corporation, as part of its obligation to use its reasonable endeavours to limit the levels of noise created by the construction of the KSL. Under this procedure, the Corporation will ensure that a representative of the Independent

Environmental Checker (“the IEC representative”) is based at the HKCC and the HKSM (the IEC representative is to serve both venues), during the period when the Corporation’s contractor is executing the tunnelling works from the Former Marine Police Headquarters to the road junctions of Nathan Road and Salisbury Road. The IEC representative together with the LCSD’s representative should undertake measurements of the noise and vibration levels before the commencement of the performances and rehearsals to ensure that the KSL works would not affect the cultural activities. During the performances and rehearsals within this period, should the LCSD’s HKCC or HKSM venue management personnel believe that the Control Criteria set out in the above Table (or as otherwise agreed between the Government and the Corporation from time to time pursuant to Paragraph 7 above) are being exceeded (“Excessive Levels”), they shall notify both the IEC representative and the Corporation’s staff of their belief. The IEC representative shall immediately carry out investigations into the alleged Excessive Levels. The instigation of these investigations usually will involve timely communication between the IEC representative and KCRC’s site staff and the relevant contractor’s site staff. Should such investigations show that Excessive Levels existed and that such Excessive Levels were caused by the KSL, the Corporation shall, as soon as may be reasonably practicable in the circumstances, use its best endeavours to reduce the Excessive Levels to the ambient levels contained in the Table above (or as otherwise agreed between the Government and the Corporation from time to time pursuant to Paragraph 7 above) in not more than 15 minutes by, for example, adjusting the relevant work methods then being utilised. The Corporation will use its reasonable endeavours to adopt the most appropriate noise management procedures, such as re-scheduling the KSL construction works, so that the relevant works are carried out only during the windows of time that have been agreed between the Corporation and the Government, as set out in Enclosure 1, or in an extreme case stopping certain activities outside of these windows of time.

13.	Operation Stage. Should the LCSD’s HKCC or HKSM venue management personnel believe that the Control Criteria set out in the above Table (or as otherwise agreed between the Government and the Corporation from time to time pursuant to Paragraph 7 above) are being exceeded (“Excessive Levels”) at any time during KSL operations, they shall notify the Corporation’s staff of their belief. The Corporation shall, as quickly as may be reasonably practicable in the circumstances after receiving notice from the LCSD, carry out investigations into the alleged Excessive Levels. Should such investigations show that the Excessive Levels existed and that such Excessive Levels were caused by the KSL, the Corporation shall, as soon as may be reasonably practicable in the circumstances, use its reasonable endeavours to reduce the Excessive Levels to the ambient levels contained in the Table above (or as otherwise agreed between the Government and the Corporation from time to time pursuant to Paragraph 7 above).

14.	Regular Noise and/or Vibration Monitoring. The Corporation and the HKSM’s staff will carry out joint noise and vibration monitoring sessions, and the Corporation and the HKCC’s staff will carry out joint noise monitoring sessions, at times to be mutually agreed (but no less frequently than once every six months). The procedures to be adopted during these sessions will be discussed and agreed between the Corporation and the Government.

15.	The Corporation to Indemnify the Government. If it is established that the carrying out of the KSL Works has caused physical damage either to the HKCC or to the HKSM, and if it is established that such physical damage is due to a breach of this Agreement or negligence on the part of the Corporation, the Corporation shall undertake:-

(a)	to carry out remedial works and if deemed necessary to re-provision the LCSD’s facilities affected by the KSL Works to the reasonable satisfaction of the Government and at the Corporation’s own costs; and

(b)	to indemnify the LCSD against any actions or claims in respect of any loss, damages, injury or death to any person or damage to any property of any person.